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                                                                    Exhibit 99.3

          TERAYON APPOINTS MARK SLAVEN, CFO OF 3COM CORPORATION, TO ITS
                               BOARD OF DIRECTORS

Santa Clara, California - July 23, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced the expansion of its board of directors with the appointment of Mark Slaven, 46, Executive Vice President and Chief Financial Officer (CFO) for 3Com Corporation (Nasdaq: COMS). Slaven will also serve on the company's audit committee.

      Slaven has more than 21 years of corporate finance and executive management experience in the high technology and manufacturing industries. Prior to his June 2002 appointment as CFO of 3Com, Slaven served in a variety of executive-level finance roles within the provider of voice and data networking products, services and solutions. Slaven joined 3Com through its 1997 acquisition of U.S. Robotics, where he was Vice President of Finance for U.S. Robotics' manufacturing division. Before joining U.S. Robotics Slaven was CFO of the personal printer division of Lexmark International, Inc., a developer, manufacturer and supplier of printing solutions. Slaven also held a number of financial management positions at IBM, including serving as CFO of its PS/1 Personal Computer division.

      "We are confident that Mark's extensive experience in all aspects of financial management and operations will make him a strong complement to Terayon's board and I look forward to working closely with him," said Zaki Rakib, Terayon's Chief Executive Officer. "His counsel will help us take full advantage of the growth opportunities our leadership in DOCSIS(R) 2.0 (Data Over Cable Service Interface Specification) cable data equipment provides us."

      Slaven holds a master's in business administration from the University of Chicago and a bachelor's degree from Tufts University.

ABOUT TERAYON

      Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world's leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.
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                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop new, technologically advanced products; the acceptance of Terayon's new products in the market; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.